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                                EXHIBIT INDEX

2.1 Articles of Merger of IDS Life Insurance Company and American Enterprise Life Insurance Company dated March 16, 2006.

2.2 Articles of Merger of IDS Life Insurance and American Partners Life Insurance Company dated March 17, 2006.

5.       Opinion of Counsel regarding legality of Contracts.

23.      Consent of Independent Registered Public Accounting Firm.

24. Power of Attorney to sign Amendments to this Registration Statement, dated Jan. 2, 2007.